Ekso Bionics Reports Third Quarter 2022 Results

Quarterly Record of 33 EksoNR Bookings in Q3 2022

SAN RAFAEL, Calif., November 3, 2022 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended September 30, 2022.

Recent Highlights and Accomplishments

•Record of 33 EksoNR bookings in the third quarter of 2022
•Reported revenue of $3.3 million in the third quarter of 2022, an increase of 9.2% year-over-year
•Reported revenue of $9.4 million in the first nine months of 2022, an increase of 30.6% year-over-year
•Strong cash position of $29.2 million as of September 30, 2022
“Our third quarter results reflected continued revenue growth underscored by solid network operator customer demand for multi-unit orders,” said Steven Sherman, Chairman and Chief Executive Officer of Ekso Bionics. “Led by our commercial team’s success in raising customer engagement levels, we achieved a record quarter of EksoNR bookings. This was driven by a sharp increase in international orders, highlighting our global growth potential. With a strong demand environment and by proactively addressing supply chain and higher product cost issues, we are well-positioned to deliver solutions to patients in need.”
Third Quarter 2022 Financial Results
Revenue was $3.3 million for the quarter ended September 30, 2022 compared to $3.0 million for the same period in 2021. Revenue in the third quarter of 2022 included approximately $3.2 million in EksoHealth revenue and approximately $0.1 million in EksoWorks revenue. The Company booked a total of 33 EksoNR units in the third quarter of 2022.
Gross profit decreased 6.7% for the three months ended September 30, 2022 compared to the same period of 2021. Gross margin was approximately 51% for the three months ended September 30, 2022, compared to a gross margin of 59% for the same period in 2021. The overall decrease in gross margin was primarily due to an increase in service and supply chain costs, partially offset by a higher proportion of revenues by EksoHealth.
General and administrative expenses for the quarter ended September 30, 2022 were $2.6 million, an increase of $0.4 million, or 16%, compared to the same period of 2021. The increase was primarily due an increase in costs associated with the Company’s move to its new headquarters and manufacturing facility in San Rafael, California.
Research and development expenses for the quarter ended September 30, 2022 were $0.9 million, an increase of $0.3 million, or 51%, compared to the same period of 2021. The increase was primarily due to sustaining engineering activity for the EksoNR and the development of next generation products.
Gain on revaluation of warrant liabilities was $0.1 million for the three months ended September 30, 2022 and was associated with the revaluation of warrants issued in 2019, 2020 and 2021. Gain on revaluation of warrant liabilities was $1.1 million for the three months ended September 30, 2021 and was associated with the revaluation of warrants issued in 2019, 2020 and 2021.
Net loss applicable to common stockholders for the quarter ended September 30, 2022 was $4.3 million, or $0.33 per basic and diluted share, compared to net loss of $2.0 million, or $0.15 per basic share and $0.17 per diluted share, for the same period in 2021.
Nine Months Ended September 30, 2022
Revenue was $9.4 million for the nine months ended September 30, 2022, an increase of $2.2 million, or 30.6%, compared to the same period of 2021. Revenue for the nine months ended September 30, 2022 included approximately $8.3 million in EksoHealth revenue and approximately $1.0 million in EksoWorks revenue.
Gross profit increased 4.7% for the nine months ended September 30, 2022 compared to the same period of 2021, largely owing to an increase in EksoHealth revenue. Gross margin was approximately 48% for the nine months ended September 30, 2022, compared to a gross margin of 60% for the same period in 2021. The decrease was primarily due to the increase in inventory and supply chain costs.
General and administrative expenses for the nine months ended September 30, 2022 were $7.6 million, an increase of $1.2 million, or 18%, compared to the same period of 2021. The increase was primarily due to increased noncash stock-based compensation expense, severance expenses and costs associated with the move of the Company’s headquarters and manufacturing facility.
Research and development expenses for the nine months ended September 30, 2022 were $2.9 million, an increase of $0.9 million, or 48%, compared to the same period of 2021. The increase was primarily due to an increase in product development activity mostly related to sustaining engineering activity for the EksoNR.
Gain on revaluation of warrant liabilities was $1.0 million for the nine months ended September 30, 2022 and was associated with the revaluation of warrants issued in 2019, 2020 and 2021. Gain on warrant liabilities was $2.0 million for the nine months ended September 30, 2021 and was associated with the revaluation of warrants issued in 2019, 2020 and 2021.
Net loss applicable to common shareholders for the nine months ended September 30, 2022 was $11.9 million, or $0.92 per basic and diluted share, compared to net loss of $6.9 million, or $0.57 per basic share and $0.62 per diluted share, for the same period in 2021.
Cash on hand at September 30, 2022 was $29.2 million, compared to $40.4 million at December 31, 2021.
Conference Call
Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.
A live webcast of the event is be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.
About Ekso Bionics®
Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.
Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus and the emergence of new, more infectious variants, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash	$29,180	$40,406
Accounts receivable, net	3,398	4,662
Inventories	3,508	2,242
Prepaid expenses and other current assets	668	485
Total current assets	36,754	47,795
Property and equipment, net	959	991
Right-of-use assets	1,374	216
Other assets	224	164
Total assets	$39,311	$49,166
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,387	$3,107
Accrued liabilities	2,172	2,299
Deferred revenues, current	1,059	1,220
Note payable, current	1,996	—
Lease liabilities, current	244	229
Total current liabilities	7,858	6,855
Deferred revenue	1,032	1,475
Notes payable, net	—	1,993
Lease liabilities	1,167	—
Warrant liabilities	539	1,550
Other non-current liabilities	101	74
Total liabilities	10,697	11,947
Stockholders' equity:
Common stock	13	13
Additional paid-in capital	247,884	246,090
Accumulated other comprehensive gain (loss)	1,486	(17)
Accumulated deficit	(220,769)	(208,867)
Total stockholders' equity	28,614	37,219
Total liabilities and stockholders' equity	$39,311	$49,166

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2022	2021	2022		2021

Revenue	$3,329	$3,049	$9,361		$7,170
Cost of revenue	1,643	1,242	4,825		2,836
Gross profit	1,686	1,807	4,536		4,334

Operating expenses:
Sales and marketing	1,742	1,685	5,212		5,265
Research and development	936	618	2,855		1,930
General and administrative	2,662	2,293	7,589		6,415
Total operating expenses	5,340	4,596	15,656		13,610

Loss from operations	(3,654)	(2,789)	(11,120)		(9,276)

Other expense, net:
Interest expense	(34)	(24)	(90)		(77)
Gain on revaluation of warrant liabilities	112	1,125	1,011		2,011
Gain on forgiveness of note payable	—	—	—		1,099
Unrealized (loss) gain on foreign exchange	(732)	(268)	(1,704)		(640)
Other expense, net	4	(2)	1		(18)
Total other income (expense), net	(650)	831	(782)		2,375
Net loss	$(4,304)	$(1,958)	$(11,902)	$	$(6,901)

Net loss per share, basic	$(0.33)	$(0.15)	$(0.92)	$	$(0.57)

Net loss per share, diluted	$(0.33)	$0.17	$(0.92)	$	$0.62

Weighted average number of shares of common stock outstanding, basic and diluted	13,071	12,661	12,896		12,029

Weighted average number of shares of common stock outstanding, diluted	13,071	12,710	12,896		12,133